Exhibit 10.1

International Assignment Letter

December 18, 2012

Mr. David W. Keck

11754 Windemere Dr

Missoula, MT 59804

Dear David,

This letter (referred to as the “Assignment Letter”) outlines the terms and conditions of your international assignment (the “International Assignment”) pursuant to which you are to be seconded to GT Advanced Technologies Limited, a subsidiary of GTAT Corporation (collectively, “GTAT”).  This Assignment Letter, together with any additional documents, agreements or provisions that may be referenced herein, including your Employment Agreement with GTAT, constitutes the entire understanding of your International Assignment in Hong Kong.  If questions should arise concerning any provision listed in this Assignment Letter or any subsequent revisions to policies applicable to employees on international assignment, you are urged to consult with your contacts for Human Resources matters: Ada Lui and Pat Moquin.  Please note that the terms and content of this Assignment Letter are confidential and may not be directly or indirectly disclosed by you to any other party other than your direct manager, family or legal representation (as may be applicable).

GTAT will not guarantee the term of any international assignment.  Your International Assignment and overall employment with GTAT will continue as long as mutually acceptable.

The terms and conditions of this Assignment Letter will be governed by the laws of the State of Montana, USA.

This Assignment Letter does not create a contract of employment between you and GTAT for any specified period.  Your employment with GTAT shall continue to be subject to the terms and conditions of your Employment Agreement.

Effective Date of Assignment:  January 1, 2013

Title:  Executive Vice President and General Manager Polysilicon and Photovoltaic Equipment

Assignment Location:  Hong Kong

Reporting:   Directly to Dan Squiller, President Crystal Growth Systems and Worldwide Operations

Expected International Assignment Term:  Three (3) years beginning on Effective Date

During the course of your International Assignment in Hong Kong, the features of your compensation and benefits package will be as follows:

1.               Compensation:  Your base salary is US $375,000 per year.  Your base pay and any applicable bonuses described below will be subject to hypothetical tax withholding (see “Tax Equalization” at Section 10 below) and shall be paid in US Dollars in accordance with regular GTAT payroll practices.

2.               Management Incentive Plan:  You will continue to be eligible to participate in the GTAT 2012 and 2013 162(m) Performance Plans.  Any bonuses awarded to you under these programs will be paid to you in US Dollars, with the target opportunity at 75% of your annual base salary. Your bonus amounts may be subject to hypothetical tax withholding (see “Tax Equalization” at Section 10 below).

3.               Host Country Housing:  During your International Assignment beginning January 1, 2013, GTAT will pay the rental amount for your host country housing in an amount not to exceed US $18,500 per month (which amount includes the cost of renting furniture and other customary household goods which shall be paid directly by GTAT to the applicable rental agency if possible), plus any applicable rental deposit and such amount shall be paid directly by GTAT to the rental housing landlord in Hong Kong if possible.

Additionally, GTAT will reimburse you for the reasonable utilities associated with the rental of your unit, including heat, electricity and water.  GTAT will also pay for the services of Jones Lang LaSalle, an agency that will assist you in your housing search.

4.               Relocation Allowance; Repatriation Allowance: GTAT will pay for economy-class airfare and other reasonable travel expenses such as meals and transportation service to and from the airport for you and your family for travel to your host country upon commencement of the International Assignment up to a total amount of US $8,000.  The same provision will be provided to you for your return back to your home country.

GTAT will also pay for the shipment and insurance of up to 1,000 pounds of your household goods from Montana to Hong Kong via air freight; provided that such amount may be increased for additional expenses which may be deemed reasonable by GTAT.  The same provision will be provided to you for your return back to the United States at the end of your International Assignment.

Additionally, at the time of your move to Hong Kong, GTAT will pay you a relocation allowance of US $20,000 in order to cover your additional costs associated with setting up a home in Hong Kong.  At the end of your International Assignment, GTAT will pay you an additional US $15,000 to cover the costs associated with your return to your home country.

5.               Assignment Travel:     GTAT will pay for the economy-class airfare for you and your family to travel back to your home country once per each 12-month period during your International Assignment up to a total amount of US $19,500 per round-trip.

6.               Monthly Stipend.    During your International Assignment, you will receive a monthly stipend of US $8,000 for meals and other incidental expenses.

7.               Dependent Education:     GTAT will pay for the costs for two (2) of your children to attend a private school in Hong Kong up to US $30,000 per academic year per child for a total of US $60,000 per academic year.  Covered costs include tuition, fees, books, transportation and uniforms.  Jones Lang LaSalle will provide assistance on such matters, and GTAT will pay for such services.

8.               Medical and Travel Accident:     While on International Assignment, (a) you and your family’s medical and dental coverage will continue under CIGNA; and (b), you and your family will be covered under the provisions of the GTAT Travel Accident Program which maintains provisions for evacuation in the event of a medical emergency.

9.               Voluntary Termination and Involuntary Termination for Cause:  Notwithstanding anything in this Assignment Letter to the contrary, you acknowledge and agree that GTAT reserves the right not to pay for or reimburse any repatriation travel expenses in the event: (i) you voluntarily terminate the International Assignment;  (ii) you voluntarily terminate your employment with GTAT; or (iii) GTAT terminates either the International Assignment or your employment with GTAT for Cause, as defined below.  In the event of either a (a) voluntary termination; or (b) involuntary termination for Cause, all benefits and allowances will cease immediately upon such termination of employment. You will be required to vacate and return any employer-owned or leased property immediately.  Furthermore, if any such voluntary or involuntary termination for Cause should occur within the first six (6) months of your International Assignment, you acknowledge and agree that GTAT reserves the right to require you to reimburse GTAT for any expenses related to the International Assignment. The amount and nature of any such reimbursable expenses shall be determined at the sole discretion of GTAT; provided, however, that the total reimbursable amount shall not exceed the amounts disbursed by GTAT pursuant to the terms of this Assignment Letter.

For the purposes of this Assignment Letter, “Cause” is defined as:

a.               A conviction for a misdemeanor involving moral turpitude or any felony.

b.              Engagement in conduct which is materially injurious (monetarily or otherwise) to GTAT or any of its affiliates (including, without limitation, misuse of funds or other property of GTAT or its affiliates).

c.               Engaging in gross negligence or willful misconduct in the performance of duties.

d.              Willful refusal without proper legal reason to perform job duties and responsibilities.

e.               Material breach of any material provision of any agreement between you and GTAT, or

f.                 Material breach of any material corporate policy set up and maintained by GTAT that applies to you.

10.         Tax Equalization:     While on International Assignment, you will be under obligation to abide by all laws of both the United States and Hong Kong, including the proper payment of income taxes.

It is the policy of GTAT to equalize your tax cost to what you would have paid had you not received International Assignment allowances or received special tax considerations as a result of working overseas. GTAT will pay any of the Hong Kong taxes and any excess United States taxes that will be due on your allowances.

Without tax equalization, you would find your actual income taxes; cash flow and purchasing power while on International Assignment could be different than had you remained in the United States.  For example, International Assignment-related allowances and reimbursements may be taxable in the United States and may also be subject to Hong Kong income taxes.  Furthermore, as you are a United States employee, you may qualify to exclude a portion or all of your overseas earned income from United States taxes and/or your United States tax may be reduced by a foreign tax credit.  All of these factors will significantly affect your tax liability and thus your after-tax income.

The objective of this tax equalization policy is to provide a framework whereby you may be transferred to and among GTAT’s international locations while incurring an individual tax burden similar to that which you would have paid had you not received allowances and special tax considerations resulting from you International Assignment.

The following are highlights of the policy:

Actual Taxes — In the event you incur any additional tax costs due to your International Assignment, GTAT may pay your actual home and host country taxes, subject to certain limitations.  In the event GTAT pays the aforementioned home and host country taxes, you would be required to contribute a hypothetical tax amount as described below.

Hypothetical Taxes — You may be responsible for paying hypothetical taxes each pay period in the event GTAT pays your home and host country taxes as described above, similar to employees who are paying actual income taxes through payroll withholding.  This amount is not paid into the tax authorities but is instead a reduction of salary.  The amount of hypothetical tax paid through your regular pay period compensation is called the estimated hypothetical tax.  Since the estimated hypothetical tax is only an estimate, after all tax returns have been filed, a final hypothetical tax calculation will be prepared to compute your final stay-at-home tax responsibility.

The hypothetical tax that you will be responsible for will include appropriate federal hypothetical obligations.  Personal exemptions, allowances, and deductions based on the tax law in effect in your home country will be allowed in computing the hypothetical tax.  You will also continue to contribute to United States FICA and Medicare.  Details of the tax equalization policy will be reviewed with you by our tax advisor.

Tax Protection — The following items will be considered tax protected under tax equalization:

a.     Host Country Housing & Utilities,

b.     Transportation Costs (to the extent such costs are subject to tax),

c.     Relocation Allowance,

d.     Monthly Stipend,

e.     Dependent Education, and

f.      Repatriation Allowance

Personal income received by you other than compensation from GTAT will not be covered by the tax equalization discussed herein.  Income from the exercise of stock options will be considered personal income for this purpose.

11.         Tax Preparation:   As a condition of this assignment, you will be required to use the services of GTAT’s public accounting firm PricewaterhouseCoopers for the preparation of your income tax returns (includes any necessary services pertaining to Hong Kong, United States and Montana).  The costs of these services will be paid by GTAT.  Upon acceptance of this agreement, a representative will be contacting you to begin that process.  Although GTAT provides tax assistance to you via the services of PricewaterhouseCoopers, you are expected to make every effort to ensure that your home and host country tax requirements are fulfilled.

12.         End of Assignment:  As the International Assignment is temporary, we expect you to return to your home country at the completion of your International Assignment.

13.         Immigration:     GTAT will assist you in obtaining the necessary visas and work permits pertaining to your International Assignment.  If necessary, GTAT will arrange for an immigration attorney to assist you with the necessary visa and work permit requirements.

14.         Physical Examinations and Immunization:     You are strongly encouraged to complete a thorough physical examination before departing to your host city.  In addition you are responsible for obtaining the appropriate immunizations or medication required of you and your family for entering and/or living in the host country.  The costs associated with any such physical examinations and immunizations will be reimbursed by GTAT upon its receipt of itemized invoices.

15.         Emergency Evacuation:     Should there be a state of emergency declared in your host country and it is necessary and possible for you, you will be reimbursed for any travel, moving and/or temporary living expenses which may be incurred as a result of such evacuation procedures. In the event of such an emergency, GTAT will assess any long-term effects of the emergency situation pertaining to your International Assignment.

To formally acknowledge and accept your International Assignment pursuant to the terms and conditions contained in this Assignment Letter, please execute where indicated below and return it to my attention.  I have included an additional copy for your records.

Best regards,

/s/ Hoil Kim
Hoil Kim
Vice President and General Counsel
GTAT Corporation

ACKNOWLEDGEMENT AND ACCEPTANCE:

/s/ David W. Keck
David W. Keck

December 21, 2012
Date